RULE 424 (B) (2)
                     REGISTRATION STATEMENT NO. 333-45814

PRICING SUPPLEMENT NO. 		0007		, DATED	   January 14, 2002.
                       ------------------        --------------------------
TO PROSPECTUS DATED SEPTEMBER 28, 2000 AND PROSPECTUS SUPPLEMENT DATED OCTOBER 3, 2000.
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                              MBNA CORPORATION

  SENIOR MEDIUM-TERM NOTES AND SUBORDINATED MEDIUM-TERM NOTES (FIXED RATE)

                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

CUSIP #:  55263ECD5
ISSUE PRICE: 99.780%
UNDERWRITING DISCOUNT:  .50%


REPAYMENT INFORMATION: XX  SENIOR NOTES         SUBORDINATED NOTES
                       ---                  ---

FORM:  XX  BOOK ENTRY     CERTIFICATE
      ---              ---

ORIGINAL ISSUE DATE:	1/17/2002
        (Settlement Date)

STATED MATURITY:	1/17/2007

REPURCHASE PRICE:  N/A
(For Discount Securities)

SPECIFIED CURRENCY:  XX  US DOLLARS        OTHER
                     ---               ---

INTEREST RATE PER ANNUM: 6.250%


INTEREST PAYMENT DATES:	Each January 17 and July 17 and on the Maturity Date
commencing on July 17, 2002

CALCULATION AGENT: N/A

REGULAR RECORD DATES:  15th CALENDAR DAY PRECEDING THE INTEREST PAYMENT DATE

MAXIMUM INTEREST RATE:  N/A%        OTHER PROVISIONS:  N/A
MINIMUM INTEREST RATE:  N/A%
SPREAD MULTIPLIER:  N/A %
SPREAD (+/-):  N/A





REDEMPTION INFORMATION:  N/A

The aggregate Principal Amount of this offering is US $300,000,000.00 (which,if the securities offered hereby are denominated in a currency or currency unit other than US dollars, is the equivalent, in the currency or currency units set forth herein, of the principal amount set forth herein and relates only to Pricing Supplement No. 0007). Medium-Term Notes may be issued by the Company in the aggregate principal amount of up to US $10,000,000,000.00 or the equivalent in foreign currencies or foreign currency units. To date, including this offering, an aggregate of US $595,000,000.00 or the equivalent in foreign currencies or foreign currency units of Medium-Term Notes has been issued. Of this amount $ 0 of Subordinated Medium Term Notes have been issued.

Type of Sale: 	    As Agent       XX As Principal
              ---                ---

If principal transaction, reoffering at:
 	  varying prices related to prevailing market prices at the time of resale
   ---
    XX   fixed public offering of 99.780 % of Principal Amount
   ---

Underwriting Syndicate:

		Lead Managers - Banc of America Securities LLC
		                Credit Suisse First Boston Corporation

		Co-Managers   - Barclays Capital
		                J.P. Morgan Securities Inc.